UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 27, 2012

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Previously, Endeavour International Corporation (the “Company”) and its wholly-owned subsidiary, Endeavour Energy UK Limited (“Endeavour UK”), entered into a credit agreement (the “Credit Agreement”) with Cyan Partners, LP, as administrative agent (“Cyan”), and the lenders party thereto, providing for a revolving credit facility (the “Revolving Credit Facility”). Following an expansion in connection with the Company’s recent acquisition of an additional interest in the Alba field from Conoco Phillips, the Revolving Credit Facility provided for borrowing of up to $100 million with the potential to increase the amount available for borrowings up to $150 million.

On September 27, 2012, the Company and Endeavour UK, along with certain existing lenders under the Credit Agreement, entered into two incremental commitment agreements (the “Amendments”) increasing the amount available for borrowing under the Revolving Credit Facility from $100,000,000 to $125,000,000. Additionally, in connection with the Amendments, the Company and Endeavour UK will pay a fee of $1.25 million (5% of the incremental commitments and consistent with the amount of fees associated with the Credit Agreement) to Cyan Partners, LP. Ashok Nayyar, the Founding Partner and Chief Investment Officer of Cyan Partners, LP is a member of the Company’s board of directors.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 28, 2012, Endeavour UK borrowed an additional $15,000,000 under the Credit Agreement. After giving effect to this borrowing, Endeavour UK currently has $115,163,333 of borrowings outstanding under the Revolving Credit Facility.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

October 3, 2012	By:	Robert L. Thompson

Name: Robert L. Thompson
Title: Senior Vice President